This Registration Statement consists of 7 pages. Exhibit Index on Page 5.

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                        Commission File No.   0-22661


                            VECTOR ENERGY CORPORATION
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)

                                    Texas
        --------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)

                                 76-0582614
                   ------------------------------------
                   (I.R.S. Employer Identification No.)

               5599 San Felipe, Suite 620, Houston, TX 77056
         ------------------------------------------------------------
         (Address of Principal Executive Offices, including ZIP Code)

                     VECTOR ENERGY EMPLOYEE BENEFIT PLAN
                     -----------------------------------
                           (Full Title of the Plan)

                                Stephen Noser
                         5599 San Felipe,  Suite 620
                            Houston, Texas, 77056
                               (713)  850-9993
           --------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)


                               CALCULATION OF REGISTRATION FEE
----------             ----------    --------------    --------------    ------------
TITLE OF                             PROPOSED          PROPOSED
SECURITIES             AMOUNT        MAXIMUM           MAXIMUM           AMOUNT OF
TO BE                  TO BE         OFFERING PRICE    AGGREGATE         REGISTRATION
REGISTERED             REGISTERED    PER SHARE (1)     OFFERING PRICE    FEE
----------             ----------    --------------    --------------    ------------
UNITS (each
consisting of one
share of common
stock, $.01 par
value                  4,000,000     $5.00             $20,000,000.00    $6,060.61
----------             ----------    --------------    --------------    ------------

 (1) Calculation pursuant to Rule 457(c).

                                          PART  II

                           INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         (a) Registrant's latest Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998.

(b) Registrant's Current Report on Form 8-K filed May 26, 1998 as amended by Form 8-K/A filed July 27, 1998.

Item 4.  Description of Securities.

         The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation, Bylaws and the Texas Corporation statutes provide for indemnification of directors and officers against certain liabilities.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         5    Opinion re: legality of securities being registered.

        10    Vector Energy Employee Benefit Plan.

        23.1  Consent of Stephen Noser, Esq.
              filed as a part of Exhibit 5.

        23.2  Consent of Comiskey & Company, P.C.

Item 9.  Undertakings.

         The Registrant hereby undertakes pursuant to Rule 512:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and, (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of

           1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) and Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
           Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Articles of Incorporation, Bylaws or statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                         SIGNATURES


The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 11, 1998.

                                   VECTOR ENERGY CORPORATION


                                   /s/ Sam Skipper
                                   --------------------------------------------
                                   Sam Skipper, Chief Executive Officer
                                   and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                                   /s/ Randal McDonald
September 11, 1998                 --------------------------------------------
                                    Randal McDonald, Treasurer
                                    and Chief Financial Officer


                                    /s/ Stephen Noser
September 11, 1998                  --------------------------------------------
                                    Stephen Noser, President
                                            and Director

                                       EXHIBIT INDEX


Exhibit        Description                                       Page No.
-------        ---------------------------------                 --------
   5           Opinion re: legality of securities                    6
               being registered

  10           Vector Energy Employee Benefit Plan                   7

  23.1         Consent of Stephen Noser, Esq.,                       6
               files as a part of Exhibit 5

  23.2         Consent of Comiskey & Company P.C.                    8

                                    September 11, 1998



Members of the Board of Directors
Vector Energy Corporation
5599 San Felipe. Suite 620
Houston, Texas 77056

Gentlemen:

     You have requested my opinion with respect to the Shares included in the Vector Energy Corporation (the "Company") registration statement on Form S-8 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission on or about September 11, 1998.

     The undersigned has acted as special counsel to the Company and has examined the original or copies of such records of the Company and such agreements, certificates or public officials, certificates of officers of the Company, and such other documents as deemed relevant and necessary for the opinion expressed in this letter. In such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed copies. As to various questions of fact material to such opinion, I have relied upon statements or certificates of officials and representatives of the Company.

     Based upon and subject to the foregoing, I am of the opinion that:

     When the Registration Statement becomes effective under the Securities Act of 1933, as amended, and the Company's common stock, $.01 par value, (the "Shares") are issued as contemplated by the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

     The undersigned consents to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I am not admitting that I am included within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                             Sincerely,


                                             /s/ Stephen Noser
                                             Stephen Noser, Esq.

                            VECTOR ENERGY EMPLOYEE BENEFIT PLAN

PURPOSE. This Employee Benefit Plan (the "Plan"), is designated to provide for awards of the Company's common stock to selected employees, who, individually or as members of a group, contribute in a substantial degree to the success of the Company, thus affording them a means of participating in that success and an incentive to contribute to that further success.

DEFINITIONS. The following works and phrases as used herein shall have the meaning set forth below:

     "Company" shall mean Vector Energy Corporation

     "Employee" shall mean any officer, employee of and consultant or adviser to the Company.

     "Share" shall mean one share of the Company's common stock, $.01 par value.

     "Board" shall mean the Board of Directors of the Company.

ADMINISTRATION. The Plan shall be administered by the Board. The Board may establish a committee of the Board consisting of one or more of its members to administer the Plan and such committee may establish such rules and regulations as necessary for proper administration of the Plan and make such determinations and take such action in connection with or in relation to the Plan as necessary to carry out the Plan's purpose.

ELIGIBILITY. The individuals eligible to receive awards under the Plan shall be such Employees as the Board or its committee shall from time to time determine.

SOURCE OF AWARDS. The Board of Directors of the Company shall designate 4,000,000 Shares for awards pursuant to this Plan.

AWARDS. The Board or its committee shall determine the awards to be made from time to time to the Employees. The Board or its committee shall take into consideration the recommendations of management in making its determinations.

PAYMENT OF AWARDS. The number of Shares of each award shall be delivered to the Employee as soon as practicable after the award is granted.

FINALITY OF DETERMINATIONS. Each determination made by the Board or its committee shall be final and shall be binding and conclusive for all purposes and upon all persons and the Board.

LIMITATIONS. No Employee of the Company shall have any right (legal, equitable, or otherwise) to be granted an award under the Plan, nor shall the existence of the Plan give any Employee the right to be retained in the employ of the Company.

AMENDMENT OR TERMINATION. The Board of Directors of the Company may discontinue the Plan at any time and may from time to time amend the terms of the Plan.

TERM OF THE PLAN. Awards under this Plan shall be for recognition of services performed during the 1998/1999 year period from May 8, 1998 through and including December 31, 1999.

                       CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference of our reports, dated June 29, 1998 and August 6, 1998 on the financial statements of Vector Energy Corporation for the years ended December 31, 1997 and April 30, 1998, respectively, and for the reference to our firm as experts in accounting and auditing.


Denver, Colorado
September 17, 1998

                                                 /s/ Comiskey & Company
                                                     Professional Corporation



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